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                                                                    EXHIBIT 99.1



January 18, 2001

                              AMRESCO CAPITAL TRUST
             ANNOUNCES SALE OF COMMERCIAL MORTGAGE-BACKED SECURITIES

         DALLAS - AMRESCO Capital Trust (Nasdaq: AMCT) announced today that it has completed the sale of its remaining CMBS holdings. The company's three commercial mortgage-backed securities were sold on January 18, 2001 at a net sales price of $16.5 million. Following the sale of these securities, the company's investment portfolio is now comprised of five mortgage loans and one equity investment in real estate.

         As previously communicated, the company is liquidating its assets under a plan of liquidation and dissolution. Shareholders approved the liquidation and dissolution of the company on September 26, 2000.

         AMRESCO Capital Trust specializes in providing senior and subordinated structured financing to real estate owners and developers. For more information about AMRESCO Capital Trust, please visit the web site at www.amrescoct.com.

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CONTACT:
Tom Lewis      investorct@amresco.com
(214) 953-7820